FOR IMMEDIATE RELEASE

Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group Tel 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS REPORTS RECORD 2006 REVENUE AND INCOME FROM CONTINUING OPERATIONS
Continuing Ops Yield 4th Consecutive GAAP Profitable Quarter, Total Year: $2 million or $0.05
Per Share on $125 million Revenue for the Year; Full Year $.45 EBITDA Per Share Is Up 137% Over
‘05

ANNAPOLIS, MD – February 7, 2007 – TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter 2006 Results

•	Revenue was $30.5 million for the quarter, up 14% from $26.7 million in the same period in 2005. Gross profit from continuing operations was $13.1 million, up 20% from $10.9 million in 2005.

•	GAAP income from continuing operations was $0.1 million, compared to a GAAP loss from continuing operations of $1.1 million last year. Costs and expenses included non-cash stock-based compensation of $0.7 million ($.02 per share) versus $0.2 million ($.00 per share) a year ago. The addition of discontinued operations resulted in a GAAP net loss from combined continuing and discontinued operations of $4.7 million, or ($.12) per basic and diluted share, versus a net loss of $3.1 million or ($.08) per share last year.

•	EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) from continuing operations was $3.9 million or $.10 per basic and diluted share, up 86% from $2.1 million or $0.05 per share a year ago. (See important discussion about the presentation of EBITDA, below.)

Full Year 2006 Results

•	Revenue was $124.9 million in 2006, up 22% from $102.2 million in 2005. Gross profit was $54.5 million, an increase of 21% from $45.2 million in 2005.

•	GAAP income from continuing operations was $2.0 million or $0.05 per share in 2006, versus a loss of $4.3 million or ($.11) per share in 2005. Costs and expenses included non-cash stock-based compensation of $3.1 million ($.08 per share) in 2006 versus $0.7 million ($.02 per share) in 2005.

•	Sales of two of the three Enterprise operating units were completed in January 2007. Overall 2006 losses from the Enterprise business totaled $23.7 million, most of which represented second half noncash write-downs of intangible asset values. The third Enterprise operating unit grew significantly during 2006 and was profitable in the fourth quarter, and the company is continuing to work with prospective buyers.

•	EBITDA (continuing operations) was $17.7 million or $.45 per basic and diluted share, more than double the $7.3 million or $.19 per basic and diluted share in 2005. (See important discussion about the presentation of EBITDA, below.)

“This is our fourth consecutive quarter of positive GAAP income from continuing operations and record EBITDA,” notes Maurice B. Tosé, TCS chairman, president and CEO, ”capping off a great year for TCS across the board. The full year results and the major contract wins in 2006 exceeded our expectations going into the year. Our Government segment reached a new level when in the third quarter TCS was selected as one of six prime contractors for a World-Wide Satellite Services (WWSS) contract vehicle worth up to $5 billion.The company reported in January a $10.8 million order from the U.S. Army for satellite communications terminals and maintenance under the WWSS vehicle, with a three-year potential total value of more than $29 million if all options are exercised.”

Continued Tosé, “Quarter-over-quarter growth in Commercial Services – mainly E-9-1-1 – resumed in Q4, and our messaging software continued to generate profitable revenue as we deployed new systems in Pakistan and Belize. We made further progress in positioning the company for future Location Based Services software and services business in 2007 and beyond, as our Xypoint® Secure User Plane for Location (SUPL) Server successfully tested for interoperability with a growing number of handset models. Handset manufacturers will be shipping a growing selection of phones with AGPS chipsets in 2007. Altogether, 2006 set the stage for what is shaping up in 2007 to be another solid year for TCS, with both of our market segments addressing large opportunities for growth.”

Fourth Quarter 2006 Commercial Highlights

•	Location Platform commercially launched in North America. Alltel commercially launched precise assisted GPS location applications in the fourth quarter using our Xypoint Location Platform and Xypoint Reference Network.

•	Location Platform passed Open Mobile Alliance functionality tests. TCS Xypoint Secure User Plan for Location (SUPL) Server completed all planned test cases at the Open Mobile Alliance (OMA) TestFest in Germany. The OMA tests demonstrate the effectiveness of the Xypoint SUPL Server in generating a location from a network server or within the handset.

•	Short Message Service (SMS) Platform was deployed in new carriers. TCS SMS platform is now in a CDMA mobile operator network in Pakistan and a wireless GSM operator network in Belize, further expanding the company’s international presence.

•	TCS Maintained Service Bureau TL 9000 distinction. The company remains the only TL 9000 certified facility providing wireless and VoIP E9-1-1 location services in the United States.

•	Los Angeles Police Department (LAPD) Dual Dispatch Center deployed TCS’s VoIP E9-1-1 solution. The LAPD is the nation’s first Public Safety Answering Point (PSAP) to use the company’s Master Street Address Guide (MSAG)-based routing solution.

•	TCS expanded its patent portfolio to 51 during the quarter. TCS was awarded its 6th Assisted- GPS-related patent, and expanded its SMS patent portfolio. There were a total of 11 patents awarded in 2006, and the year ended with more than 130 additional patent applications pending in the United States and other countries. The company is continuing its efforts to monetize its patents as well as use them to position the company for competitive advantages.

Fourth Quarter 2006 Government Highlights

•	TCS contracted to provide a federal agency customer with its Swiftlink Deployable Communication suite in collaboration with iDirect. TCS was selected based on its past performance in successfully working with other Federal agencies to meet secure satellite communications requirements.

•	TCS Swiftlink Systems and Global Satellite Services passed stringent Department of Defense (DOD) Network Testing. The Swiftlink Suite was successfully assessed for use in the U.S. Coast Guard (USCG) Boarding Team Communications (BTC) network. The voice, data, and video tests of the Swiftlink suite resulted in a 100-percent completion rate.

Financial Details

Revenue and Gross Profit from continuing operations:

		Three months ended December 31
		2006			2005			Incr. (Decr.)
		Coml.	Govt.	Total	Coml.	Govt.	Total	Coml.	Govt.	Total

Revenue ($millions)

Services		$14.9	$7.4	$22.3	$14.7	$5.8	$20.5	$0.2	$1.6	$1.8
Systems		4.5	3.7	8.2	2.3	3.9	6.2	2.2	- 0.2	2.0

	Total revenue	$19.4	$11.1	$30.5	$17.0	$9.7	$26.7	$2.4	$1.4	$3.8

Gross profit ($millions)

Gross profit-services		$7.4	$1.9	$9.3	$7.7	$1.9	$9.5	($0.2)	$0.0	($0.2)
	As % of rev	50%	26%	42%	52%	32%	46%
Gross profit-systems		2.9	0.9	3.8	0.9	0.5	1.4	2.0	0.4	2.4
	As % of rev	64%	25%	46%	38%	13%	23%

Total Gross Profit		$10.3	$2.8	$13.1	$8.5	$2.4	$10.9	$1.7	$0.5	$2.2

	As % of rev	53%	25%	43%	50%	25%	41%
		Year ended December 31

		2006			2005			Incr. (Decr.)

		Coml.	Govt.	Total	Coml.	Govt.	Total	Coml.	Govt.	Total

Revenue ($millions)

Services		$59.7	$28.6	$88.4	$54.2	$20.8	$75.0	$5.5	$7.9	$13.4
Systems		17.2	19.3	36.6	11.7	15.5	27.2	5.5	3.8	9.3

	Total revenue	$77.0	$48.0	$124.9	$65.9	$36.3	$102.2	$11.1	$11.7	$22.7

Gross profit ($millions)

Gross profit-services		$28.3	$7.5	$35.8	$28.3	$7.4	$35.7	$0.0	$0.1	$0.2
	As % of rev	47%	26%	41%	52%	35%	48%
Gross profit-systems		12.0	6.7	18.7	6.0	3.5	9.5	6.0	3.2	9.2
	As % of rev	70%	35%	51%	50%	23%	35%

Total Gross Profit		$40.3	$14.2	$54.5	$34.3	$10.9	$45.2	$6.0	$3.3	$9.3

	As % of rev	52%	30%	44%	52%	30%	44%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock compensation, excluding Enterprise Division operations.)

Commercial segment revenue and gross profit
Commercial segment revenue for the fourth quarter was up 14% and gross profit was up 21% as a result of higher wireless carrier system sales with a significant software license component. Overall commercial services revenue was flat to last year’s fourth quarter.

For the full year, revenue from the commercial segment was up 17% and gross profit was up 18%. Commercial systems revenue in 2006 included about $10 million of license fees, primarily carrier fees to license incremental capacity for growth in use of our text messaging software. This drove improvement in the gross margin on commercial systems from 50% to 70%. This more than offset a modest decline in average commercial services gross margin, which resulted from 2006 costs to deploy VoIP E9-1-1 infrastructure for future long term relationships and $.8 million of noncash incremental stock based compensation cost in computing 2006 profit.

Government revenue and gross profit
Revenue from government customers in the fourth quarter of 2006 was up 14% over the year-ago quarter, as a 28% increase in revenue from service contracts more than offset a 6% decline in sales of systems. The average gross margin on sales of government systems was 25% in the fourth quarter versus the 13% in last year’s fourth quarter, when some inventory was written down. The average gross margin on the government service business has declined, due entirely to the inclusion of noncash stock based compensation expense for incentive stock options in 2006 cost of revenue but not in 2005’s.

Operating costs and expenses
Overall operating costs and expenses were about flat at $12 million for the quarter and $49 million for the year, despite the inclusion of about $.2 million and $.9 million more noncash stock based compensation expense, respectively, in the 2006 numbers.

Research and development expense in 2006 was $12.6 million, down 9% from $13.9 million in 2005. Sales and marketing expense totaled $11.7 million in 2006, up 11% from $10.5 million in 2005 due mainly to higher government segment expenditures. General and administrative expenses increased 13% to $17.0 million in 2006 from $15.0 million in 2005. G&A expense in 2006 includes higher legal fees associated with intellectual property related activity than in 2005, as well as $0.7 million of noncash stock based compensation under new accounting rules.

Depreciation and amortization of property, equipment, and acquired intangible assets totaled $8.0 million in 2006, down from $8.6 million in 2005.

Liquidity, capital resources, and assets held for sale
At December 31, 2006 the company had $10.4 million of cash and cash equivalents, compared to $10.7 million at the end of the third quarter. Sources of funds for the quarter were the company’s $3.9 million continuing operations EBITDA, a new three year term loan of $5 million, and $1.1 million of cash generated from lower quarter-end working capital investment. Funds were used for capital investments (including software development) of $1.4 million, net spending associated with discontinued operations of $1.4 million, cash interest of $0.5 million, and $1.6 million of net lease and term debt principal reduction. Revolving credit debt at quarter end was zero, with approximately $9 million of unused revolving credit availability, versus $5.5 million of outstanding borrowings at September 30, 2006.

Subsequent to year end, warrants for 800,000 shares have been exercised, generating approximately $2 million incremental investment in the company. Also, two of three Enterprise operating units, carried as discontinued operations, were sold in exchange for stock in the acquiring companies and earn-outs. The remaining Enterprise unit, Mobile Asset Management (MAM), grew from $6.5 million revenue in 2005 to $10 million revenue in 2006, and generated a small fourth quarter operating profit. Management continues to work with prospective buyers to complete the sale of MAM.

Backlog
As of December 31, 2006, the company’s continuing operations backlog was approximately $84 million, compared to $95 million at the end of the previous quarter and $122 million at end of 2005. Backlog expected to be realized in the next 12 months is $51 million, as compared to $60 million at the end of the previous quarter and $60 million at year end 2005. The year end 2006 backlog numbers exclude an $11 million government order received in January.

About the Presentation of EBITDA
EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. We define EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

GAAP to non-GAAP Reconciliation		Three months ended December
	(amounts in thousands)	2006	2005
Consolidated Statement of Operations Reconciliation		(unaudited)

Net loss on a GAAP basis		$(4,681)		$(3,130)
	Depreciation and amortization of property and	1,759		2,438
	equipment
	Interest, financing, and other costs	1,001		280
	Amortization of software development costs	341		282
	Non-cash stock compensation expense	688		155
	Amortization of acquired intangible assets	37		37
	Writedown of discontinued operations intangibles	2,500		-
	Loss from discontinued operations	2,292		2,018

EBITDA from continuing operations		$3,937		$2,080

Consolidated Statement of Operations Reconciliation per Share

Net loss per share on a GAAP basis		$(0.12)		$(0.08)
	Depreciation and amortization of property and	0.04		0.06
	equipment
	Interest, financing, and other costs	0.03		0.01
	Amortization of software development costs	0.01		0.01
	Non-cash stock compensation expense	0.02		0.00
	Amortization of acquired intangible assets	0.00		0.00
	Writedown of discontinued operations intangibles	0.06		-
	Loss from discontinued operations	0.06		0.05

EBITDA from continuing operations per share		$0.10	$
		================		0.05

Shares used in calculation		39,688		39,060
GAAP to non-GAAP Reconciliation		Twelve months ended December

	(amounts in thousands)	2006		2005
Consolidated Statement of Operations Reconciliation		(unaudited)

Net loss on a GAAP basis		$(21,695)		$(11,467)
	Depreciation and amortization of property and	7,956		8,625
	equipment
	Interest, financing, and other costs	3,176		1,276
	Amortization of software development costs	1,273		786
	Non-cash stock compensation expense	3,116		720
	Amortization of acquired intangible assets	147		177
	Writedown of discontinued operations goodwill	15,500		-
	Loss from discontinued operations	8,171		7,151

EBITDA from continuing operations		$17,644		$7,268

Consolidated Statement of Operations Reconciliation per Share

Net loss per share on a GAAP basis		$(0.55)		$(0.30)
	Depreciation and amortization of property and	0.20		0.22
	equipment
	Interest, financing, and other costs	0.08		0.03
	Amortization of software development costs	0.03		0.02
	Non-cash stock compensation expense	0.08		0.02
	Amortization of acquired intangible assets	0.00		0.00
	Writedown of discontinued operations goodwill	0.39		-
	Loss from discontinued operations	0.21		0.18

EBITDA from continuing operations per share		$0.45	$
		================		0.19

Shares used in calculation		39,430		38,823

Conference Call
TCS will host a conference call to discuss the results later today (Wednesday, February 7, 2007) at 5:00 PM ET. The company’s chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number below shortly before the 5:00 PM start time. Ask for the TeleCommunication Systems conference call hosted by Mr. Tosé, with Conference ID#: 35467986. The teleconference dial-in numbers are as follows:

Domestic callers:	1- 866-700-7173
International callers:	1-617-213-8838

The conference call will be broadcast simultaneously on the company’s web site, www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A replay of the call will be available later that evening, beginning at 7:00 PM EST, and will be accessible until February 14, 2007 at 07:00 PM EST. The replay call-in number is 1- 888-286-8010 for domestic callers and 1- 617-801-6888 for international callers. The access number is 35944968.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems and engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless and VoIP carriers around the world, and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit http://www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) the Government Swiftlink business is positioned to exceed high revenue levels ; (b) we are positioning for future Location Based Services business in 2007 and beyond; (c) 2007 should be another solid year for TCS; (d) management intends to complete the sale of MAM business in the current quarter; and (e) backlog expected to be realized in the next twelve months is $51 million.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, or other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability when anticipated, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its business offerings in the new wireless data industry, (vi) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
	(amounts in thousands, except per share data)
			Three months ended December 31,		Twelve months ended December 31,
			2006	2005	2006	2005
Revenue			(unaudited)		(unaudited)
Services			$22,320	$20,545	$88,380	$74,972
Systems			8,176	6,179	36,556	27,181

	Total revenue		30,496	26,724	124,936	102,153
Direct costs of revenue
Direct cost of services revenue			12,974	11,018	52,540	39,230
Direct cost of systems revenue			4,386	4,770	17,883	17,719

	Total direct cost of revenue		17,360	15,788	70,423	56,949
Services gross profit			9,346	9,527	35,840	35,742
As a % of revenue			42%	46%	41%	48%
Systems gross profit			3,790	1,409	18,673	9,462
As a % of revenue			46%	23%	51%	35%

	Total gross profit		13,136	10,936	54,513	45,204
		Total gross profit	43%	41%	44%	44%
		as a % of revenue
Operating costs and expenses
Research and development expense			3,183	2,944	12,586	13,863
Sales and marketing expense			2,739	2,331	11,713	10,535
General and administrative expense			4,308	4,019	16,959	15,044
Depreciation and amortization of property and equipment			1,759	2,438	7,956	8,625
Amortization of acquired intangible assets			37	37	147	177

	Total operating costs and expenses		12,024	11,769	49,360	48,244

(Loss)/income from operations			1,111	(832)	5,153	(3,040)
Cash interest and other, net			(596)	(68)	(1,729)	(806)
Non cash financing cost			(405)	(211)	(1,447)	(470)

Income/(loss) from continuing operations			111	(1,112)	1,976	(4,316)
Loss from discontinued operations			(4,792)	(2,018)	(23,671)	(7,151)

Net loss			$(4,681)	$(3,130)	$(21,695)	$(11,467)

Income/(loss) per share- basic
Income/(loss) per share from continuing operations			$0.00	$(0.03)	$0.05	$(0.11)
Loss from discontinued operations			(0.12)	(0.05)	(0.60)	(0.19)

Net loss per share-basic			$(0.12)	$(0.08)	$(0.55)	$(0.30)

Weighted average shares outstanding-basic			39,688	39,060	39,430	38,823

TeleCommunication Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$10,358	$9,320
Accounts receivable, net	21,544	20,886
Unbilled receivables	7,636	6,361
Inventory	5,293	3,197
Other current assets	2,818	2,970
Assets of discontinued operations	16,096	22,891

Total current assets	63,745	65,625
Property and equipment, net	12,853	16,323
Software development costs, net	4,402	3,825
Acquired intangible assets, net	856	1,004
Goodwill	1,813	1,813
Other assets	2,526	1,982

Total assets	$86,195	$90,572

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,421	$10,175
Accrued payroll and related liabilities	5,663	3,971
Deferred revenue	3,485	4,123
Current portion of capital leases and notes payable	4,900	13,181
Liabilities of discontinued operations	13,900	6,719

Total current liabilities	38,369	38,169
Capital leases and notes payable, less current
portion and net of debt discount	12,721	3,341

Total liabilities	51,090	41,510

Stockholders' equity:
Total stockholders' equity	35,105	49,062

Total liabilities and stockholders' equity	$86,195	$90,572